Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Christopher J. Pribula

President and Chief Executive Officer

SR Bancorp, Inc.

(732) 560-1700, ext. 5205

SR BANCORP, INC. ANNOUNCES FOURTH QUARTER AND FULL YEAR FINANCIAL RESULTS

Bound Brook, New Jersey (July 28, 2026) – SR Bancorp, Inc. (the “Company”) (NASDAQ: SRBK), the holding company for Somerset Regal Bank (the “Bank”), announced net income of $940,000, or $0.13 per basic share and diluted share, for the three months ended June 30, 2026 compared to net income of $2.2 million, or $0.28 per basic share and $0.27 per diluted share, for the three months ended June 30, 2025. Excluding $102,000 of net accretion income related to fair value adjustments resulting from the acquisition of Regal Bancorp in September 2023, net income would have been $867,000 for the three months ended June 30, 2026. Excluding $1.5 million of gains from life insurance proceeds and $428,000 of net accretion income related to fair value adjustments, net income would have been $412,000 for the three months ended June 30, 2025. See “Non-GAAP Financial Information” contained herein for additional information.

The Company reported net income of $3.4 million, or $0.45 per basic and $0.44 per diluted share, for the year ended June 30, 2026, compared to net income of $5.1 million for the year ended June 30, 2025. Excluding $749,000 of net accretion income related to fair value adjustments, net income would have been $2.8 million for the year ended June 30, 2026. Excluding $1.5 million of gains from life insurance proceeds and $2.8 million of net accretion income related to fair value adjustments, net income would have been $1.6 million for the year ended June 30, 2025.

Total assets were $1.19 billion at June 30, 2026, an increase of $105.0 million, or 9.7%, from $1.08 billion at June 30, 2025. Net loans were $901.2 million at June 30, 2026, an increase of $104.0 million, or 13.0%, from $797.2 million at June 30, 2025. Total deposits were $926.4 million at June 30, 2026, an increase of $80.4 million, or 9.5%, from $846.0 million at June 30, 2025. The increase in loans was funded primarily by the increase in deposits and $35.0 million of additional borrowings.

Comparison of Operating Results for the Three Months Ended June 30, 2026 and 2025

General. Net income decreased $1.3 million, to $940,000, for the three months ended June 30, 2026, compared to net income of $2.2 million for the three months ended June 30, 2025. Net income for the three months ended June 30, 2026 included $102,000 of net accretion income related to fair value adjustments. Net income for the three months ended June 30, 2025 included $1.5 million of gains from life insurance proceeds and $428,000 of net accretion income related to fair value adjustments.

Interest Income. Interest income increased $1.2 million, or 9.8%, to $12.9 million for the three months ended June 30, 2026 from $11.7 million for the three months ended June 30, 2025. The increase resulted from a $1.3 million, or 12.8%, increase in interest income on loans, partially offset by a $229,000, or 37.1%, decrease in interest income on interest bearing deposits at other banks. The increase in the interest income on loans was due to a $88.6 million increase in the average balance of loans from $789.0 million for the three months ended June 30, 2025 to $877.6 million for the three months ended June 30, 2026 and also due to an eight basis point increase in the yield on loans. The decrease in interest income on interest bearing deposits with other banks was due to a $52.5 million decrease in the average balance as such funds were used to fund loan originations.

Interest Expense. Interest expense increased $573,000, or 13.5%, to $4.8 million for the three months ended June 30, 2026 from $4.3 million for the three months ended June 30, 2025, due to a $509,000 increase in interest expense on money market accounts and a $127,000 increase in interest expense on borrowings, partially offset by a decrease in interest expense on certificates of deposit of $60,000, resulting from a 24 basis point decrease in the average rate. The increase in interest expense on money market accounts was due to an increase of $58.9 million, or 18.4%, in the average balance and an increase of 25 basis points in the average rate to 2.08% for the three months ended June 30, 2026 from 1.82% for the three months ended June 30, 2025 as the Company raised rates on certain interest-bearing deposit products in an effort to remain competitive in the market area. Interest on borrowings increased $127,000, or 37.7%, due to $35.0 million of additional borrowings during the period, offset by a 94 basis point decrease in the average cost.

Net Interest Income. Net interest income increased $579,000, or 7.8%, to $8.0 million for the three months ended June 30, 2026 from $7.5 million for the three months ended June 30, 2025. Net interest rate spread increased 26 basis points to 2.59% for the three months ended June 30, 2026 from 2.33% for the three months ended June 30, 2025. Net interest margin increased 15 basis points to 3.05% for the three months ended June 30, 2026 from 2.90% for the three months ended June 30, 2025. Net interest-earning assets decreased $50.8 million, or 19.4%, to $211.0 million for the three months ended June 30, 2026 from $261.8 million for the three months ended June 30, 2025. The increase in the Company’s net interest rate spread and net interest margin were primarily a result of the yield on interest-earning assets increasing at a faster rate than the cost of interest-bearing liabilities.

Provision for Credit Losses. The Company establishes provisions for credit losses, which are charged to operations to maintain the allowance for credit losses at a level it considers necessary to absorb estimated expected credit losses attributable to loans at the balance sheet date. In determining the level of the allowance for credit losses, the Company considers, among other things, past and current loss experience, evaluations of real estate collateral, economic conditions, the amount and type of lending, adverse situations that may affect a borrower’s ability to repay a loan and the levels of delinquent, classified and criticized loans. The amount of the allowance is based on estimates, and the ultimate losses may vary from such estimates as more information becomes available or conditions change. The Company assesses the allowance for credit losses and records provisions for credit losses on a quarterly basis.

The Company recorded a provision for credit losses of $271,000 during the three months ended June 30, 2026 reflecting loan growth during the period compared to a provision for credit losses of $238,000 for the three months ended June 30, 2025. The Company had no charge-offs for the three months ended June 30, 2026 and 2025 and no non-performing loans at June 30, 2026 or June 30, 2025. The Company’s allowance for credit losses as a percentage of total loans was 0.65% at June 30, 2026 compared to 0.67% at June 30, 2025.

Noninterest Income. Noninterest income decreased $1.5 million, or 73.0%, to $548,000, for the three months ended June 30, 2026 from $2.0 million for the three months ended June 30, 2025, as a result of a $1.5 million gain from life insurance proceeds due to the death of a former employee in 2025.

Noninterest Expense. Noninterest expense increased $244,000, or 3.6%, to $7.1 million for the three months ended June 30, 2026 from $6.8 million for the three months ended June 30, 2025 due to a $302,000, or 8.3%, increase in salaries and employee benefits expense due to the issuance of equity awards in the second quarter, as well as annual merit increases, and a $41,000, or 13.9%, increase in furniture and equipment, offset by a $102,000, or 23.7%, decrease in professional fees.

Income Tax Expense. The provision for income taxes was $309,000 for the three months ended June 30, 2026 compared to $215,000 for the three months ended June 30, 2025. The Company’s effective tax rate was 24.7% for the three months ended June 30, 2026 compared to 8.9% for the three months ended June 30, 2025. The lower effective tax rate in 2025 was attributable to $1.5 million of tax-exempt income from life insurance proceeds.

Comparison of Operating Results for the Year Ended June 30, 2026 and 2025

General. Net income decreased $1.8 million to $3.4 million for the year ended June 30, 2026 from net income of $5.1 million for the year ended June 30, 2025. Net income for the year ended June 30, 2026 included $749,000 of net accretion income related to fair value adjustments resulting from the Regal Bancorp merger. Net income for the year ended June 30, 2025 included $1.5 million of gains from life insurance proceeds and $2.8 million of net accretion income related to fair value adjustments.

Interest Income. Interest income increased $3.3 million, or 7.0%, to $49.6 million for the year ended June 30, 2026 from $46.3 million for the year ended June 30, 2025 due to a 24 basis point increase in the yield on interest-earning assets and a $17.6 million increase in the average balance of interest-earning assets. The increase resulted from a $3.7 million, or 8.9%, increase in interest income on loans due to the net growth of the loan portfolio. The increase was offset by a $410,000 decrease in interest income from interest bearing deposits at other banks primarily due to a $40.2 million decrease in the average balance, offset by a 136 basis point increase in the yield. The increase in interest income on loans was driven by a $70.2 million increase in the average balance of loans from $771.7 million for the year ended June 30, 2025 to $841.9 million for the year ended June 30, 2026.

Interest Expense. Interest expense increased $1.6 million, or 9.6%, to $18.3 million for the year ended June 30, 2026 from $16.7 million for the year ended June 30, 2025, primarily due to a $2.1 million increase in interest expense on money market accounts. Interest expense on money market accounts increased due to an increase of $60.2 million in the average balance and an increase of 30 basis points in the average rate to 1.98% for the year ended June 30, 2026 from 1.68% for the year ended June 30, 2025, as the Company raised rates on certain interest-bearing deposit products in an effort to remain competitive in the market area. The increase was partially offset by a $994,000 decrease in interest expense from certificates of deposit driven by a 42 basis point decline in the average rate due to the lower interest rate environment, offset a $4.4 million increase in the average balance.

Net Interest Income. Net interest income increased $1.6 million, or 5.6%, to $31.2 million for the year ended June 30, 2026 from $29.6 million for the year ended June 30, 2025. Net interest rate spread increased 22 basis points to 2.57% for the year ended June 30, 2026 from 2.35% for the year ended June 30, 2025. Net interest margin increased 11 basis points to 3.04% for the year ended June 30, 2026 from 2.93% for the year ended June 30, 2025. Net interest-earning assets decreased $46.9 million, or 17.9%, to $215.2 million for the year ended June 30, 2026 from $262.1 million for the year ended June 30, 2025. The increase in the Company’s net interest rate spread and net interest margin were primarily a result of the yield on interest-earning assets increasing at a faster rate than the cost of interest-bearing liabilities.

Provision for Credit Losses. The Company recorded a provision for credit losses of $575,000 for the year ended June 30, 2026 reflecting the loan growth during the period, compared to a provision for credit losses of $133,000 for the year ended June 30, 2025. The provision of $133,000 includes a recovery of $155,000 recorded during the first quarter of 2025, resulting from updates made to model assumptions in the calculation of the Company's allowance for credit losses, offset by provisions of $288,000 recorded during the remainder of the fiscal year reflecting loan growth, which includes an adjustment of $157,000 due to a revised calculation of the quantitative loss factor based on updated information related to historical loss factors of both Somerset Savings Bank, SLA and Regal Bank. The Company had no charge-offs during the years ended June 30, 2026 and 2025 and no non-performing loans at June 30, 2026 or June 30, 2025. The Company’s allowance for credit losses as a percentage of total loans was 0.65% at June 30, 2026 compared to 0.67% at June 30, 2025.

Noninterest Income. Noninterest income decreased $1.5 million to $2.2 million for the year ended June 30, 2026 from $3.7 million for the year ended June 30, 2025, primarily as a result of a $1.5 million gain from life insurance proceeds due to the death of a former employee in 2025.

Noninterest Expense. Noninterest expense increased $1.4 million, or 5.2%, to $28.5 million for the year ended June 30, 2026 from $27.1 million for the year ended June 30, 2025, primarily due to a $1.8 million, or 12.9%, increase in salaries and employee benefits resulting from a full year of stock-based compensation expense incurred during the year ended June 30, 2026, compared to a partial period of such expense during the year ended June 30, 2025, as well as annual merit increases in employee compensation. The increase in salaries and employee benefits was partially offset by decreases of $160,000 in professional fees, $97,000 in insurance expenses and $174,000 in other expenses.

Income Tax Expense. The provision for income taxes was $1.0 million for the year ended June 30, 2026 compared to $991,000 for the year ended June 30, 2025. The Company’s effective tax rate was 23.8% for the year ended June 30, 2026 compared to 16.2% for the year ended June 30, 2025. The lower effective tax rate in 2025 was attributable to $1.5 million of tax-exempt income from life insurance proceeds.

Comparison of Financial Condition at June 30, 2026 and June 30, 2025

Assets. Assets increased $105.0 million, or 9.7%, to $1.19 billion at June 30, 2026 from $1.08 billion at June 30, 2025. The increase was primarily driven by new loan originations, resulting in a net increase of $104.0 million in loans receivable and a $13.7 million increase in cash and cash equivalents, partially offset by a $10.7 million decrease in securities.

Cash and Cash Equivalents. Cash and cash equivalents increased $13.7 million, or 23.7%, to $71.5 million at June 30, 2026 from $57.8 million at June 30, 2025 primarily due to an increase in deposits and a $35.0 million increase in borrowings from the Federal Home Loan Bank of New York during the year ended June 30, 2026.

Securities. Securities held-to-maturity decreased $10.7 million, or 7.5%, to $131.1 million at June 30, 2026 from $141.8 million at June 30, 2025. The decrease was primarily due to principal repayments and maturities in excess of purchases.

Loans. Loans receivable, net, increased $104.0 million, or 13.0%, to $901.2 million at June 30, 2026 from $797.2 million at June 30, 2025, driven by increases in residential mortgage loans of $48.5 million and multi-family commercial loans of $33.0 million.

Deposits. Deposits increased $80.4 million, or 9.5%, to $926.4 million at June 30, 2026 from $846.0 million at June 30, 2025. Increases in interest-bearing deposit accounts resulted from the Company having increased rates on certain interest-bearing deposit products in an effort to remain competitive in the market area. At June 30, 2026, $128.2 million, or 13.8%, of total deposits consisted of noninterest-bearing deposits. At June 30, 2026, $191.6 million, or 20.7%, of total deposits were uninsured.

Borrowings. During the year ended June 30, 2026, the Company borrowed an additional $35.0 million from the Federal Home Loan Bank of New York to provide for additional liquidity to fund new loans increasing the total outstanding borrowings to $65.0 million. At June 30, 2025, there were $30.0 million of outstanding borrowings.

Equity. Equity decreased $12.0 million, or 6.2%, to $181.8 million at June 30, 2026 from $193.8 million at June 30, 2025. The decrease was primarily due to the repurchase of 978,778 shares of common stock at a cost of $16.0 million, partially offset by net earnings of $3.4 million.

About Somerset Regal Bank

Somerset Regal Bank is a full-service New Jersey commercial bank headquartered in Bound Brook, New Jersey that operates 14 branches in Essex, Hunterdon, Middlesex, Morris, Somerset and Union Counties, New Jersey. At June 30, 2026, Somerset Regal Bank had $1.19 billion in total assets, $901.2 million in net loans, $926.4 million in deposits and total equity of $181.8 million. Additional information about Somerset Regal Bank is available on its website, www.somersetregalbank.com.

Forward-Looking Statements

Certain statements contained herein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements, which are based on certain current assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions. Forward-looking statements are based on current beliefs and expectations of management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, inflation, general economic conditions or conditions within the securities markets, including potential recessionary conditions, real estate market values in the Bank’s lending area, changes in the quality of our loan and security portfolios, increases in non-performing and classified loans, economic assumptions or changes in our methodology that may impact our allowance for credit losses calculation, changes in liquidity, including the size and composition of our deposit portfolio and the percentage of uninsured deposits in the portfolio, the availability of low-cost funding, monetary and fiscal policies of the U.S. Government including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, the imposition of tariffs or other domestic or international governmental policies, trade restrictions and measures impacting our borrowers and the broader economy, risks associated with cybersecurity threats, data breaches, ransomware attacks, or other failures in our operational or security systems and infrastructure, including the risks arising from our dependence on third-party service providers and vendors, the failure to maintain current technologies and the operational risks associated with the adoption of artificial intelligence and other emerging technologies, failure to retain or attract employees and legislative, accounting and regulatory changes that could adversely affect the business in which the Company and the Bank are engaged. Our actual future results may be materially different from the results indicated by these forward-looking statements. Except as required by applicable law or regulation, we do not undertake, and we specifically disclaim any obligation, to release publicly the results of any revisions that may be made to any forward-looking statement.

SR Bancorp, Inc. and Subsidiaries

Consolidated Statements of Financial Condition

June 30, 2026 (Unaudited) and June 30, 2025

(Dollars in thousands)

	June 30, 2026	June 30, 2025
Assets
Cash and due from banks	$3,838	$3,945
Interest-bearing deposits at other banks	67,623	53,834
Total cash and cash equivalents	71,461	57,779
Securities held-to-maturity, at amortized cost	131,154	141,845
Equity securities, at fair value	27	37
Loans receivable, net of allowance for credit losses of $5,938 and $5,362, respectively	901,191	797,166
Premises and equipment, net	4,815	4,942
Right-of-use asset	2,747	3,156
Restricted equity securities, at cost	4,235	2,608
Accrued interest receivable	3,477	3,072
Bank owned life insurance	38,389	36,607
Goodwill and intangible assets	25,540	26,708
Other assets	6,408	10,485
Total assets	$1,189,444	$1,084,405
Liabilities and Equity
Liabilities
Deposits:
Noninterest-bearing	$128,155	$114,107
Interest-bearing	798,266	731,915
Total deposits	926,421	846,022
Borrowings	65,000	30,000
Advance payments by borrowers for taxes and insurance	9,639	8,736
Accrued interest payable	216	223
Lease liability	2,785	3,211
Other liabilities	3,588	2,433
Total liabilities	1,007,649	890,625
Equity
Preferred stock, $0.01 par value, 5,000,000 shares authorized, none issued	—	—
Common stock, $0.01 par value, 50,000,000 authorized; 7,934,356 and 8,875,170 shares issued and outstanding as of June 30, 2026 and June 30, 2025, respectively	79	89
Additional paid-in capital	66,465	80,843
Retained earnings	122,257	120,505
Unearned compensation ESOP	(6,275)	(6,655)
Accumulated other comprehensive loss	(731)	(1,002)
Total stockholders' equity	181,795	193,780
Total liabilities and stockholders' equity	$1,189,444	$1,084,405

SR Bancorp, Inc. and Subsidiaries

Consolidated Statements of Income

For the Three Months Ended June 30, 2026 (Unaudited) and June 30, 2025

(Dollars in thousands)

	Three Months Ended
	June 30,
	2026	2025
Interest Income
Loans, including fees	$11,843	$10,503
Securities:
Taxable	629	588
Interest bearing deposits at other banks	388	617
Total interest income	12,860	11,708
Interest Expense
Deposits:
Demand	1,971	1,462
Savings and time	2,394	2,457
Borrowings	464	337
Total interest expense	4,829	4,256
Net Interest Income	8,031	7,452
Provision for Credit Losses	271	238
Net Interest Income After Provision for Credit Losses	7,760	7,214
Noninterest Income
Service charges and fees	235	224
Increase in cash surrender value of bank owned life insurance	267	260
Fees and service charges on loans	33	18
Unrealized gain on equity securities	3	5
Realized gain on sale of loans	4	—
Gains from life insurance proceeds	—	1,492
Other	6	29
Total noninterest income	548	2,028
Noninterest Expense
Salaries and employee benefits	3,930	3,628
Occupancy	542	538
Furniture and equipment	336	295
Data processing	564	550
Advertising	127	121
FDIC premiums	80	120
Directors fees	105	79
Professional fees	328	430
Insurance	126	138
Telephone, postage and supplies	153	187
Other	768	729
Total noninterest expense	7,059	6,815
Income Before Income Tax Expense	1,249	2,427
Income Tax Expense	309	215
Net Income	$940	$2,212
Basic earnings per share	$0.13	$0.28
Diluted earnings per share	$0.13	$0.27
Weighted average number of common shares outstanding - basic	7,148,933	8,023,666
Weighted average number of common shares outstanding - diluted	7,430,275	8,061,281

SR Bancorp, Inc. and Subsidiaries

Consolidated Statements of Income

For the Years Ended June 30, 2026 (Unaudited) and June 30, 2025

(Dollars in thousands)

	Year Ended
	June 30,
	2026	2025
Interest Income
Loans, including fees	45,406	41,685
Securities:
Taxable	2,390	2,436
Interest bearing deposits at other banks	1,784	2,194
Total interest income	49,580	46,315
Interest Expense
Deposits:
Demand	7,050	4,963
Savings and time	9,586	10,593
Borrowings	1,712	1,178
Total interest expense	18,348	16,734
Net Interest Income	31,232	29,581
Provision for Credit Losses	575	133
Net Interest Income After Provision for Credit Losses	30,657	29,448
Noninterest Income
Service charges and fees	906	894
Increase in cash surrender value of bank owned life insurance	1,063	1,043
Fees and service charges on loans	123	145
Unrealized (loss) gain on equity securities	(10)	13
Realized gain on sale of loans	33	51
Gains from life insurance proceeds	—	1,492
Other	101	96
Total noninterest income	2,216	3,734
Noninterest Expense
Salaries and employee benefits	15,705	13,916
Occupancy	2,199	2,219
Furniture and equipment	1,326	1,218
Data processing	2,129	2,191
Advertising	488	385
FDIC premiums	440	480
Directors fees	403	366
Professional fees	1,694	1,854
Insurance	492	589
Telephone, postage and supplies	689	755
Other	2,908	3,082
Total noninterest expense	28,473	27,055
Income Before Income Tax Expense	4,400	6,127
Income Tax Expense	1,047	991
Net Income	$3,353	$5,136
Basic earnings per share	$0.45	$0.61
Diluted earnings per share	$0.44	$0.61
Weighted average number of common shares outstanding - basic	7,492,364	8,431,942
Weighted average number of common shares outstanding - diluted	7,636,439	8,444,355

SR Bancorp, Inc. and Subsidiaries

Selected Ratios

(Dollars in thousands, except per share data)

	Three Months Ended		Year Ended
	June 30, 2026	June 30, 2025	June 30, 2026	June 30, 2025
	(Unaudited)		(Unaudited)
Performance Ratios: (1)
Return on average assets (2)	0.33%	0.82%	0.30%	0.49%
Return on average equity (3)	1.98%	4.66%	1.74%	2.68%
Net interest margin (4)	3.05%	2.90%	3.04%	2.93%
Net interest rate spread	2.59%	2.33%	2.57%	2.35%
Efficiency ratio (5)	82.28%	71.89%	85.13%	81.21%
Total gross loans to total deposits	97.92%	94.86%	97.92%	94.86%

Asset Quality Ratios:
Allowance for credit losses on loans as a percentage of total gross loans	0.65%	0.67%	0.65%	0.67%
Allowance for credit losses on loans as a percentage of non-performing loans (6)	N/A	N/A	N/A	N/A
Net (charge-offs) recoveries to average outstanding loans during the period (7)	N/A	N/A	N/A	N/A
Non-performing loans as a percentage of total gross loans (6)	N/A	N/A	N/A	N/A
Non-performing assets as a percentage of total assets (8)	N/A	N/A	N/A	N/A

Other Data:
Tangible book value per share (9)	$19.69	$18.83	$19.69	$18.83
Tangible common equity to tangible assets	13.43%	15.80%	13.43%	15.80%

(1)	Performance ratios for the three-month periods ended June 30, 2026 and June 30, 2025 are annualized.
(2)	Represents net income divided by average total assets.
(3)	Represents net income divided by average equity.
(4)	Represents net interest income as a percentage of average interest-earning assets.
(5)	Represents non-interest expense divided by the sum of net interest income and non-interest income.
(6)	This ratio is not applicable for the three months and year ended June 30, 2026 and 2025 as the Company had no non-performing loans as of those periods.
(7)	This ratio is not applicable for the three months and year ended June 30, 2026 and 2025 as the Company had no charge-offs or recoveries as of those periods.
(8)	This ratio is not applicable for the three months and year ended June 30, 2026 and 2025 as the Company had no non-performing assets as of those periods.
(9)

Tangible book value per share is calculated based on total stockholders' equity, excluding intangible assets (goodwill and core deposit intangibles), divided by total shares outstanding as of the balance sheet date. Goodwill and core deposit intangibles were $25,540 and $26,708 at June 30, 2026 and June 30, 2025, respectively.

NON-GAAP FINANCIAL INFORMATION

This release contains financial information determined by methods other than in accordance with generally accepted accounting principles (“GAAP”). Management uses these non-GAAP measures because we believe that they may provide useful supplemental information for evaluating our operations and performance, as well as in managing and evaluating our business and in discussions about our operations and performance. Management believes these non-GAAP measures may also provide users of our financial information with a meaningful measure for assessing our financial results, as well as a comparison to financial results for prior periods. These non-GAAP measures should be viewed in addition to, and not as an alternative to or substitute for, measures determined in accordance with GAAP and are not necessarily comparable to other similarly titled measures used by other companies. To the extent applicable, reconciliations of these non-GAAP measures to the most directly comparable measures as reported in accordance with GAAP are included below.

	Three Months Ended		Year Ended
	June 30, 2026	June 30, 2025	June 30, 2026	June 30, 2025
Net Income	$940	$2,212	$3,353	$5,136
Adjustments for non-recurring items:
Gains from life insurance proceeds	$—	$1,492	$—	$1,492
Net accretion, pre-tax	$102	$428	$749	$2,824
Subtotal	$102	$1,920	$749	$4,316
Tax expense	29	120	211	794

Net of items above, after-tax	$73	$1,800	$538	$3,522

Net Income, adjusted	$867	$412	$2,815	$1,614